As filed with the Securities and Exchange Commission on May 4, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRIZEC PROPERTIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	33-0387846
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

233 South Wacker Drive
Chicago, IL 60606
(312) 798-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Ted R. Jadwin, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Trizec Properties, Inc.
233 South Wacker Drive
Chicago, IL 60606
(312) 798-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
J. Warren Gorrell, Jr., Esq.
David W. Bonser, Esq.
Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Aggregate	Aggregate	Amount of
Securities to Be Registered	Be Registered	Price Per Unit (1)	Offering Price (1)	Registration Fee
Common Stock, par value $0.01 per share	5,000,000	$14.265	$71,325,000	$9,037

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock as reported on the New York Stock Exchange on April 30, 2004.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated May 4, 2004

PROSPECTUS

Dividend Reinvestment and Stock Purchase Plan
5,000,000 Shares of Common Stock

This prospectus describes the Trizec Properties, Inc. (“Trizec”) Dividend Reinvestment and Stock Purchase Plan, a direct stock purchase plan designed to provide investors with a convenient, low-cost method to purchase shares of our common stock and to reinvest cash dividends in the purchase of additional shares. You can participate in the Plan if you own shares of our common stock. If you do not own any shares of our common stock, you can become a participant by making your initial purchase through the Plan with a minimum investment of $300. Our common stock is listed on the New York Stock Exchange under the trading symbol “TRZ.” The last reported sales price of a share of our common stock on April 30, 2004 was $14.32.

Mellon Bank, N.A. administers the Plan. We tell the Administrator whether to buy shares directly from us or in the open market. Except as otherwise provided by the Plan, the price of shares to participants depends upon the source of the shares:

•	if the shares are purchased in the open market, the share price initially will be 100% of the average price per share of the shares purchased, including any trading fees.

•	if the shares are purchased directly from us, the share price initially will be 100% of the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange for the five trading days immediately preceding the investment date.

We may in the future, at our sole discretion, offer shares for purchase under the Plan at a discount.

You should read this prospectus carefully so you know how the Plan works and then retain it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                      , 2004.

ii

KEY FEATURES OF THE PLAN

The following summary of our Dividend Reinvestment and Stock Purchase Plan may omit information that may be important to you. You should carefully read the entire text of the Plan contained in this prospectus, beginning on page 4, before you decide to participate in the Plan.

Anyone Can Participate

If you currently own shares of our common stock registered in your name, you may participate in the Plan. If you do not own any shares of our common stock, you can participate in the Plan by making your initial investment in shares of our common stock through the Plan with a minimum initial investment of $300 and a maximum investment of $10,000 per month. Alternatively, your initial investment can be made through Investor ServiceDirect® by authorizing a one-time automatic deduction for the full amount of your investment or by authorizing the automatic monthly investment feature and initiating your investment with an initial payment of only $100 and a commitment for at least three sequential monthly purchases from your bank account all adding up to the amount of your initial investment. Please see Question 11 for information regarding when stock purchases will be made.

Automatic Dividend Reinvestment

If you are a stockholder of record, you can reinvest all or a portion of your cash dividends in additional shares of our common stock. The dividends of all Plan participants will be used to buy additional shares of common stock at the prevailing market price. Please see Question 5 for more detailed information.

Optional Cash Purchases

You can buy additional shares of common stock without paying fees or commissions if you are a participant in the Plan. You can invest a minimum of $100 and a maximum of $10,000 per month and you can either pay by check, have your initial payment automatically deducted from your bank account, or authorize an individual automatic deduction from your bank account through Investor ServiceDirect® to make additional purchases. In certain instances we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please see Questions 10, 12 and 13 for more detailed information.

Source of Shares

The administrator of the Plan will purchase shares of our common stock directly from us as newly issued shares of common stock, in the open market or a combination thereof. Please see Question 7 for more detailed information.

Purchase Price

The purchase price for shares of our common stock under the Plan depends on how you purchase the shares and on whether we issue new shares to you or the Plan administrator obtains your shares by purchasing them in the open market:

•	For Dividend Reinvestments and Optional Cash Investments of $10,000 or Less:

•	the purchase price for shares of common stock purchased in the open market initially will be 100% of the average price per share of the shares purchased, including any trading fees.

•	the purchase price for shares of common stock that the Administrator purchases directly from us initially will be 100% of the daily average of the high and low sales price of our common stock traded on the New York Stock Exchange for the five trading days immediately preceding the investment date.

•	For Optional Cash Investments in Excess of $10,000 Pursuant to a Request for Waiver:

•	the purchase price for shares purchased pursuant to a request for waiver may reflect a discount of 0%

to 5% from the market price and will be based on the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange during a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision. Please see Questions 12 and 13 for more detailed information.

We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends.

The purchase price for any shares of common stock purchased in the open market will include your pro rata share of any trading fees. Please see Questions 8 and 20 for more detailed information.

Convenient Share Sales

You can sell common stock and pay fees lower than those typically charged by stockbrokers for small transactions. Please see Question 19 for more detailed information.

Full Investment

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Share Safekeeping

You can deposit your common stock certificates with the Administrator for safekeeping at no cost to you. You can request withdrawal of any or all of your whole shares of common stock. A certificate for those shares will be sent to you free of charge. Please see Questions 15, 16 and 17 for more detailed information.

Gifts and Other Share Transfers

You can make gifts to others of common stock. Please see Question 18 for more detailed information.

Transaction Reporting

As a Plan participant you will receive a notice after each reinvestment of dividends and optional cash purchase, if any, showing the details of each transaction and the share balance in your Plan account. Please see Question 23 for more detailed information.

Plan Administrator

Mellon Bank, N.A. is the Plan Administrator. Mellon Investor Services, a registered transfer agent, and Mellon Securities LLC, a registered broker/dealer, will provide certain administrative support to the Administrator.

THE COMPANY

We are one of the largest fully integrated, self-managed, publicly traded real estate investment trusts, or REITs, in the United States. At December 31, 2003, we had total assets of approximately $5.2 billion and owned interests in and managed 64 U.S. office properties containing approximately 42.5 million square feet, with our pro rata ownership interest totaling approximately 39.6 million square feet. Our office properties are concentrated in seven core markets in the United States, located in the following major metropolitan areas: Atlanta, Georgia; Chicago, Illinois; Dallas, Texas; Houston, Texas; Los Angeles, California; New York, New York and Washington, D.C.

We were originally incorporated as Trizec (USA) Holdings, Inc. in Delaware on October 25, 1989. We changed our name to TrizecHahn (USA) Corporation in 1996 and then to Trizec Properties, Inc. in 2002. Our principal executive offices are located at 233 South Wacker Drive, 46th Floor, Chicago, Illinois 60606 and our telephone number at that address is (312) 798-6000.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on our current expectations, estimates, forecasts and projections. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties, estimates and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed in these forward-looking statements. You should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect new information, the occurrence of future events or circumstances or otherwise.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to, the risks described in our Annual Report on Form 10-K under the subcaption “Risk Factors.”

TERMS AND CONDITIONS OF THE PLAN

The following constitutes our Dividend Reinvestment and Stock Purchase Plan. All references in this prospectus to “common stock” refer to our common stock, par value $.01 per share.

1. What is the purpose of the Plan?

The primary purpose of the Plan is to give holders of our common stock a convenient and economical way to purchase additional shares of common stock, by reinvesting all or a portion of their cash dividends in common stock and by contributing optional cash payments to the Plan. A secondary purpose of the Plan is to give us the ability to raise capital by selling newly issued shares of common stock under the Plan.

2. Who is eligible to participate in the Plan?

Generally, stockholders may participate in the Plan whether they are a “record owner” or a “beneficial owner” of common stock. You are a record owner if you own shares of common stock that are registered in your name with our transfer agent. You are a beneficial owner if you own shares of common stock that are registered in a name other than your own. For example, you are a beneficial owner if you own shares held in the name of a broker, bank or other nominee. If you are a record owner, you may participate directly in the Plan. If you are a beneficial owner, you must either (1) become a record owner by having one or more shares transferred into your own name or (2) coordinate your participation in the Plan through the broker, bank or other nominee in whose name your shares of common stock are held.

Non-Stockholders. If you do not currently own any common stock, you can participate in the Plan by making an initial purchase of common stock through the Plan with a minimum investment of $300. Please see Question 9 for details regarding an initial investment.

Foreign Law Restrictions. You may not participate in the Plan if it would be unlawful for you to do so in the jurisdiction where you are a citizen or reside. If you live outside the U.S. and you are a qualified U.S. person, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any stockholder if we deem it advisable under any foreign laws or regulations.

3. If I am a non-U.S. person, should I participate in the Plan?

Not at this time. Although a non-U.S. person is eligible to participate in the Plan, at this time we do not believe that our common stock is a suitable investment for non-U.S. persons because our certificate of incorporation contains an ownership limitation that prevents non-U.S. persons, subject to certain exceptions, from acquiring in excess of 45% of the value of our outstanding capital stock. Because we currently have a non-U.S. stockholder that owns approximately 40% of our common stock, we assume that any acquisition of our common stock by a non-U.S. person will be in violation of this ownership limit and that an attempted acquisition of our common stock by a non-U.S. person will not be permitted. A non-U.S. person that attempts to acquire shares of our common stock in violation of this ownership limit will be unable to derive any economic benefit from the attempted acquisition of our common stock. A non-U.S. person is any person other than a qualifying U.S. person. Please see Appendix A for a definition of “qualifying U.S. person.”

4. How do I get started?

If you are eligible to participate in the Plan, you may join the Plan at any time. Once you have enrolled, you will remain enrolled until you withdraw from the Plan, we terminate the Plan or we terminate your participation in the Plan.

Enrollment is available online through Investor ServiceDirect® (see Question 34 for information on how to access Investor ServiceDirect®). Alternatively, you may enroll by completing the enclosed Enrollment Form along with the items required and mailing them to the Administrator in the reply envelope. Your participation will begin after your authorization is received.

5. How do I reinvest dividends?

If you are a stockholder of record, you may choose to reinvest all or a portion of the cash dividends paid on shares of common stock that you own in additional shares of common stock. Stockholders of record who elect to reinvest dividends will receive a quarterly account statement and transaction notices and will have electronic access to their account.

Choosing Your Investment Options. If you elect to reinvest your dividends, you must choose one of the following when completing the Dividend Reinvestment section of the Enrollment Form:

•	Full Dividend Reinvestment: This option directs the Administrator to reinvest the cash dividends paid on all of the shares of common stock owned by you then or in the future in additional shares of common stock.

•	Partial Dividend Reinvestment: This option allows you to specify a fixed number of full shares on which you would like to receive a cash dividend payment and directs the Administrator to reinvest the cash dividends paid on all remaining shares of common stock owned by you then or in the future. We will continue to pay you cash dividends, when and if declared by our board of directors, on the specified number of shares of common stock, unless you designate those shares for reinvestment pursuant to the Plan. This option allows you to receive a fixed amount of cash each quarter (assuming the dividend stays the same).

Changing Your Investment Option. You may change your investment option by contacting the Administrator. The Administrator must receive any change with regard to your participation in the Plan on or before the record date for a dividend payment in order for the change to be effective for that dividend payment. You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you.

6. When are dividends reinvested?

If your dividends are reinvested, the Administrator will invest dividends in additional shares of common stock purchased on the open market or directly from us, as promptly as practicable, on or after the dividend payment date, normally within one week. Additional shares purchased with dividends will be purchased at the prevailing market price. In the case of purchases on the open market, in the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

7. What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase either newly issued shares directly from us, shares on the open market, or a combination thereof, at our discretion. Shares purchased directly from us will consist of treasury shares or authorized but unissued shares of common stock. We may not change our determination that shares purchased through the Plan will be purchased either in the open market or from us, more than once every three months. We may change the source of the shares of common stock for the Plan without providing you notice that we are doing so.

8. At what price will shares be purchased?

For Dividend Reinvestments, Initial Investment Purchases and Optional Cash Purchases of $10,000 or Less:

•	in the open market, the purchase price initially will be at 100% of the average price per share of the shares purchased, including any trading fees.

•	directly from us, the purchase price initially will be at 100% of the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange for the five trading days, that is, days on which the New York Stock Exchange is open for trading, immediately preceding the investment date, provided that, due to IRS rules applicable to REITs, in no event will the price per share of common stock be less than 95% of the closing price of the common stock as reported on the New York Stock Exchange on the applicable investment date. If there are no sales of common stock on one or more of the five trading days prior to the date of purchase, the average will be based on the closing sale prices on those days within the five day trading period on which shares of the common stock do trade.

Optional Cash Investments in Excess of $10,000 Pursuant to a Request for Waiver:

•	the purchase price for shares purchased pursuant to a request for wavier may reflect a discount of 0% to 5% from the market price (inclusive of any applicable trading fees or purchase fees that we elect to pay on your behalf) and will be based on the average of the daily high and low sales price of our common stock traded on the New York Stock Exchange during a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor. Shares purchased pursuant to a request for waiver are also subject to a threshold price provision. Please see Questions 12 and 13 for more detailed information.

We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less. We also reserve the right to offer a discount or change any discount offered on shares of common stock purchased with reinvested dividends. Any discount offered may, in our sole discretion, be applied to dividend reinvestment only, optional cash investments only, or both.

In the event that we authorize the Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Administrator.

9. How do I make an initial investment?

If you do not own common stock in a Plan account, you can make an initial cash investment for as little as $300, but your initial cash investment cannot exceed $10,000. In certain instances, however, we may, in our sole discretion, permit initial investments that exceed the $10,000 maximum. The initial investment may be made:

•	Via online enrollment by:

•	authorizing an individual deduction (minimum of $300) from your bank account;

•	making an initial payment of $100 and authorizing a minimum of three monthly automatic deductions from your bank account all adding up to the minimum initial investment of $300; or

•	opening your account online and mailing your initial investment of $300 or more;

•	Using the Enrollment Form and

•	making one payment (minimum of $300) by check or money order payable to Trizec/ Mellon Bank, or by authorizing a deduction from your bank account, or

•	by authorizing a minimum of three monthly $100 automatic deductions from your bank account.

10. How do I make optional cash purchases?

If you already own common stock and are enrolled in the Plan and want to make additional cash purchases, you can send a check to the Administrator for each purchase or authorize an individual automatic deduction from your bank account through Investor ServiceDirect®. If you choose to submit a check or money order, please make sure to include the contribution form on your statement and mail it to the address specified on the statement. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you without having to write a check.

Optional cash purchases are subject to a monthly minimum purchase requirement of $100 and a maximum purchase limit of $10,000. In certain instances, however, we may, in our sole discretion, permit optional cash purchases that exceed the $10,000 maximum. Please read Questions 12 and 13 for more detailed information on optional cash purchases in excess of $10,000.

11. When will shares be purchased?

The Administrator will invest all initial and optional cash purchases by a stockholder of $10,000 or less in whole and fractional shares of common stock purchased on the open market or directly from us on the 15th calendar day of each month (or if such day is not a business day, on the business day next following such day). In the case of purchases on the open market, in the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment. Please read Question 12 for more detailed information on optional cash purchases in excess of $10,000.

12. How do I make optional cash purchases over the maximum monthly amount?

Optional cash purchases in excess of $10,000 per month may be made only pursuant to a Request for Waiver accepted by us, at a price or method determined in our sole discretion, including the establishment of a minimum price, as more fully described in Question 13. If you wish to make an optional cash purchase in excess of $10,000 for any month, you must obtain our prior written approval. To obtain approval, you should request a “Request for Waiver” form by contacting the Administrator’s waiver department at (917) 320-6300. Completed Request for Waiver forms should be sent to the Administrator’s waiver department via facsimile at (917) 320-6312. We have sole discretion to grant any approval for optional cash purchases in excess of the allowable maximum amount. If we approve your request, the Administrator will notify you via return facsimile. You must send the authorized amount to the Administrator per written instructions in the Request for Waiver form. In deciding whether to approve a Request for Waiver, we will consider relevant factors including, but not limited to:

•	whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market;

•	our need for additional funds;

•	the attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of common stock;

•	the stockholder submitting the request;

•	the extent and nature of the stockholder’s prior participation in the Plan;

•	the number of shares of common stock held of record by the stockholder; and

•	the aggregate number of optional cash purchases in excess of $10,000 for which Requests for Waiver have been submitted by all stockholders.

If Requests for Waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method that we determine to be appropriate. With regard to optional cash purchases made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a stockholder may invest or on the number of shares that may be purchased.

13. What additional provisions apply to optional cash purchases made pursuant to a Request for Waiver?

If we decide to accept a Request for Waiver, the price of shares issued will be determined by a pricing period of no less than one but no more than ten trading days commencing on a date mutually agreed upon by us and the investor (the “Pricing Period”). Optional cash payments made pursuant to a Request for Waiver will be applied to the purchase of shares of common stock as soon as practicable on or after the next business day following the last day of the Pricing Period (the “Investment Date”). The Administrator will apply all optional cash purchases for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of common stock as soon as practicable on or after the next following Investment Date. For purposes of determining the price per share on the Investment Date, the price will be equal to the average of the high and low sales prices, computed up to 4 decimal places, if necessary, of our common stock as reported on the New York Stock Exchange for each trading day of the Pricing Period.

The purchase price on any waiver Investment Date may be reduced by a waiver discount, as determined in our sole discretion, but in no event will the purchase price be less than 95% of the average high and low sale prices of our common stock as reported on the New York Stock Exchange on the waiver Investment Date. This means that if the average of the daily high and low sales prices during the Pricing Period (for trading days in which the threshold price, as described in the next paragraph, is satisfied) is less than 95% of the average high and low sales prices on the waiver Investment Date, the purchase price per share on the waiver Investment Date will be increased so that it is equal to 95% of the average high and low sales prices as reported on the New York Stock Exchange on the waiver Investment Date.

Threshold Price. We may establish a minimum purchase price (the “Threshold Price”) applicable to optional cash purchases made pursuant to a Request for Waiver for any Pricing Period. The Threshold Price will be applicable for each day on which trades in common stock are traded on the New York Stock Exchange, each a “Trading Day.” We will determine whether to establish a Threshold Price, and if so, its amount, at least one business day prior to the first day of the applicable Pricing Period. We will notify the Administrator of the Threshold Price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

If a Threshold Price is established for any Pricing Period, the average of the high and low sale prices (not adjusted for discounts, if any) of our common stock traded on the New York Stock Exchange must equal or exceed the Threshold Price on each Trading Day of the relevant Pricing Period. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded from the Pricing Period if no trades of common stock are made on the New York Stock Exchange for that day. Thus, for example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied for one of the five Trading Days in the Pricing Period, then the purchase price will be based upon the remaining four Trading Days in which the Threshold Price was satisfied.

In addition, a portion of each optional cash purchase will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the New York Stock Exchange. The amount returned will be equal to a pro-rata amount of the optional cash purchase amount (not just the amount exceeding $10,000) for each Trading Day that the Threshold Price is not satisfied or for each day in which no trades of common stock are made on the New York Stock Exchange. Thus, for example, for a five (5) day Pricing Period, if the Threshold Price is not satisfied, or no such sales are reported, for one of the five Trading Days in the Pricing Period, then the Administrator will return one-fifth (or 20%) of the optional cash investment to you without interest.

The establishment of the Threshold Price and the possible return of a portion of the investment apply only to optional cash purchases made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any subsequent Pricing Period. For any Pricing Period, we may waive our right to set a Threshold Price. Neither we nor the Administrator shall be required to provide any written notice as to the Threshold Price for any Pricing Period. However, you may ascertain whether a Threshold Price has been set or waived for any given Pricing Period by contacting the Administrator’s waiver department at (917) 320-6300.

Waiver Discount. For each Pricing Period, we may establish a discount from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. This discount (the “Waiver Discount”) may be between 0% and 5% of the purchase price and may vary each Pricing Period. The Waiver Discount will be established at our sole discretion. Neither we nor the Administrator shall be required to provide any written notice of any Waiver Discount for any Pricing Period. However, you may ascertain whether we have established a Waiver Discount for any given Pricing Period by contacting the Administrator’s waiver department at (917) 320-6300. Setting a Waiver Discount for a particular Pricing Period will not affect the setting of a Waiver Discount for any subsequent Pricing Period.

The Waiver Discount, if any, will apply only to optional cash purchases in excess of $10,000. The Waiver Discount will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. We reserve the right to establish in the future a discount from the market price for optional cash purchases of $10,000 or less.

We will only establish a Threshold Price or Waiver Discount for shares that are purchased directly from us. We reserve the right, in our sole discretion and without providing notice to you, to amend, administer and approve any terms regarding the Threshold Price, Waiver Discount or any other terms regarding optional cash purchases in excess of the $10,000 maximum amount as we deem necessary or appropriate.

14. What if I have more than one account?

For purposes of the Plan, we may aggregate all dividend reinvestments and optional cash purchases for participants with more than one account using the same social security or taxpayer identification number. For participants unable to supply a social security or taxpayer identification number, we may limit their participation to only one Plan account.

For the purpose of the limitations discussed in Questions 12 and 13, all Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

15. Will I receive certificates for shares purchased?

No, you will not receive certificates for shares purchased. The Administrator will maintain shares purchased under the Plan in your Plan account. Plan account shares are held in your name in “book-entry” form. This service protects against the loss, theft or destruction of certificates evidencing your shares of common stock. You may request a stock certificate for shares held in your Plan account from the Administrator at any time, free of charge.

16. May I deposit stock certificates I currently hold into my Plan account?

If you own common stock in certificated form, you may deposit your certificates for those shares in your Plan account, free of charge. Certificates forwarded to the Administrator by registered mail will automatically be covered by an Administrator blanket bond up to the first $100,000 of value. The Administrator will credit the shares of common stock represented by the certificates to your account in “book-entry” form and will combine the shares with any whole and fractional shares then held in your Plan account. In addition to protecting against the loss, theft or destruction of your certificates, this service also is convenient if and when you sell shares of common stock through the Plan. See Question 19 to learn how to sell your shares of common stock under the Plan.

You may deposit certificates for shares of common stock into your account regardless of whether you have authorized reinvestment of dividends.

17. Can I get certificates if I want them?

Yes, if you should ever want a stock certificate for all or a portion of the whole shares of common stock in your Plan account, the Administrator will issue and deliver one to you, upon your request, within two days of the receipt of your instructions. The Administrator will not issue certificates for fractional shares of common stock but will issue a check representing the value of any fractional shares based on the then current market price. The Administrator will handle the request at no cost to you. The Administrator will continue to credit any remaining whole or fractional shares of common stock to your account.

18. How can I transfer or give gifts of shares?

You may transfer or give gifts of common stock to anyone you choose (subject to the restrictions set forth in our certificate of incorporation) by contacting the Administrator and requesting a Gift/Transfer Form. After the transfer or purchase is completed, upon your request, the Administrator will send you a non-negotiable gift announcement, which you can present to the recipient. A notice indicating the deposit of common stock will be forwarded to the recipient.

19. How do I sell shares?

You can sell any number of shares held in your Plan account at any time by contacting the Administrator via the Internet at www.melloninvestor.com, by telephone at 1-800-837-9045, or in writing. A sale request that is received before 1:00 p.m. Eastern Time will, subject to market conditions and other factors, generally be sold the same day. A sale request that is received after 1:00 p.m. Eastern Time will, subject to market conditions and other factors, generally be sold the following business day. The sale price will be the average price of all shares sold for Plan participants with respect to that sale date. You can also choose to sell your shares through a stockbroker of your choice, in which case you should request a certificate for your shares from the Administrator for delivery to your stockbroker prior to settlement of such sale.

Cost of Selling Shares. The Plan requires you pay all costs associated with the sale of your shares under the Plan. A $15 sales transaction fee, a trading fee (currently $0.12 per share), and any required tax withholdings on the settlement date, which is three business days after your shares have been sold, will be deducted from your sale proceeds. Please see “Plan Service Fees Schedule” attached as Appendix B hereto for a detailed description of the costs.

Termination of Your Account Upon Sale of All Shares. Please note that if your total holdings fall below one share, the Administrator may liquidate the fractional share, remit the proceeds to you, less any applicable fees, and close your Plan account.

Timing and Control. Because the Administrator will sell the shares on behalf of the Plan, neither we nor any participant in the Plan have the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of our stock. That is, if you send in a request to sell shares, it is possible that the market price of our stock could go down or up before the broker sells your shares and the per share sales price you receive will be the average price of all shares sold for Plan participants with respect to that sale date. In addition, you will not earn interest on a sales transaction.

20. What are the costs of participating in the Plan?

You do not pay any trading fees, service charges or other fees on shares of common stock purchased directly from us through the reinvestment of dividends or optional cash purchases. We will pay services charges to the Administrator in connection with the reinvestment of dividends and optional cash investments to purchase shares of common stock. In the event that we authorize the Administrator to purchase shares of common stock in the open market, you will be required to pay your pro rata share of any trading fees incurred by the Administrator. You also will be responsible for any fees payable in connection with your sale of shares from the Plan. Please see “Plan Service Fees Schedule” attached as Appendix B hereto for a detailed description of the costs.

21. How can I vote my shares?

You will receive proxy material for all shares in your Plan account. You may vote your shares of common stock either by designating the vote of the shares by proxy or by voting the shares in person at the meeting of stockholders. The proxy will be voted in accordance with your direction. If you do not return the proxy card or if you return it unsigned, none of your shares will be voted.

22. If we have a rights offering related to the common stock, how will a stockholder’s entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

23. How will I keep track of my investments?

The Administrator will send you a transaction notice confirming the details of each transaction you make. If you continue to participate in the Plan but have no transactions, the Administrator will send you an annual statement after the end of the year detailing the status of your holdings of common stock in your Plan account. Stockholders who have elected to have their dividends reinvested will receive a quarterly Plan account statement in addition to the transaction notices.

24. What are some of the federal income tax consequences of my participation in the Plan?

A summary of the material federal income tax consequences of participation in the Plan is set forth in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on April 15, 2004 (as amended or supplemented from time to time), and incorporated by reference in this prospectus. The summary in our Current Report on Form 8-K is for general information only and does not constitute tax advice. It does not reflect every possible tax outcome or consequence that could result from participation in the Plan. In addition, it does not reflect state, local or non-U.S. tax consequences that may apply to you based on your particular circumstances and residence. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan.

25. How would I terminate my participation?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. To be effective for any given dividend payment, the Administrator must receive notice before the record date for such dividend payment. Upon termination of your Plan account, you will receive a certificate for the whole shares held for you under the Plan, and a check for any fractional shares held in your account at the time of termination based on the current market value less any applicable sale fees. After the Administrator terminates your account, future dividends will be sent directly to you by check. Alternatively, if you so direct, the Administrator will sell all whole and fractional shares in your Plan account and send you a check for the proceeds less any applicable fees.

Rejoining the Plan After Withdrawal. After you withdraw from the Plan, you may rejoin the Plan at any time by enrolling online through Investor ServiceDirect®, or by filing a new Enrollment Form with the Administrator, and otherwise complying with the terms of the Plan. However, the Administrator has the right to reject the Enrollment Form if you repeatedly join and withdraw from the Plan, or for any other reason. The Administrator’s exercise of this right is intended to minimize unnecessary administrative expenses and to encourage use of the Plan as a long-term stockholder investment service.

26. Are there any risks associated with the Plan?

Your investment in shares of common stock purchased under the Plan is no different from any investment in shares of common stock that you hold directly. Neither we nor the Administrator can assure you a profit or protect you against a loss on shares that you purchase. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

27. Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time. You will receive written notice of any material amendment, modification, suspension or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

28. What are the responsibilities of Trizec and the Administrator?

Neither we, nor the Administrator, will be liable for any act done in good faith or for any good faith failure to act, including, without limitation, any claim of liability (1) arising from the failure to terminate your account upon your death or judgment of incompetence prior to the Administrator’s receipt of notice in writing of the death or incompetence, (2) relating to the prices and times at which the Administrator buys or sells shares for your account, or (3) relating to any fluctuation in the market value of the common stock.

The payment of dividends is at the discretion of our Board of Directors and will depend upon future earnings, our financial condition and other factors. The Board of Directors may change the amount and timing of dividends at any time without notice.

29. Can I transfer my right to participate in the Plan to another person?

No, you may not transfer your right to participate in the Plan to another person.

30. What happens if we terminate the Plan?

If we terminate the Plan, you will receive a certificate for all whole shares of common stock held in your Plan account and a check representing the value of any fractional shares based on the then current market price. We also will return to you any uninvested dividends or optional cash payments held in your account.

31. How will you interpret and regulate the Plan?

We may interpret, regulate and take any other action in connection with the Plan that we deem reasonably necessary in our sole discretion to carry out the Plan. As a participant in the Plan, you will be bound by any actions taken by us or the Administrator.

32. What law governs the Plan?

The laws of the State of Delaware will govern the terms, conditions and operation of the Plan.

33. Where will notices be sent?

The Administrator will address all of its notices to you at your last known address. You should notify the Administrator promptly, in writing, of any change of address.

34. What if I have questions about the Plan?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Plan Administrator through use of any of the following:

Internet

You can enroll in the Plan, obtain information and perform certain transactions on your account on-line via Investor ServiceDirect® (or through the Investor section of Trizec’s website at www.trz.com). To gain access, you will require a password that you may establish when you visit the website. If you have forgotten your password, call (877) 978-7778 to have it reset.

To access Investor ServiceDirect® please visit the Mellon Investor Services website at: www.melloninvestor.com.

Telephone

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

Telephone stockholder customer service, including sale of shares toll-free within the United States and Canada: 1-800-837-9045

International Telephone Inquiries: (201) 329-8660

In Writing

You may also write to the Plan Administrator at the following address:

Mellon Bank, N.A.
c/o Mellon Investor Services
P.O. Box 3338
South Hackensack, NJ 07606-1938

Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Trizec Properties, Inc. on all correspondence.

As noted above, we have appointed Mellon Bank, N.A. as Administrator for the Plan. Employees of the Administrator are not permitted to give any opinions on the merits of any security or class of securities. Securities held by the Administrator in your Plan account are not subject to protection under the Securities Investor Protection Act of 1970. The Administrator may use, and commissions may be paid to, a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy materials we have filed with the SEC, including the registration statement of which this prospectus is a part, at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings also are available to the public on the SEC’s Internet site at http://www.sec.gov. You may read and copy our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. In addition, we maintain an Internet website that contains information about us at http://www.trz.com. The information on our website is not a part of this prospectus.

We have filed with the SEC a “shelf” registration statement on Form S-3 under the Securities Act of 1933, relating to the securities that may be offered by this prospectus. This prospectus is a part of that registration statement, but does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For more detail concerning the Company and any securities offered by this prospectus, you may examine the registration statement on Form S-3 and the exhibits filed with it at the locations listed in the previous paragraph.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus certain information we file with the SEC, which means that we may disclose important information in this prospectus by referring you to the document that contains the information. The information incorporated by reference is considered to be a part of this prospectus, and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Current Report on Form 8-K, filed on April 15, 2004; and

•	our Registration Statement on Form 10 (File No. 001-16765), which incorporates by reference the description of our common stock from our Information Statement dated February 14, 2002, which description we also incorporate by reference into this prospectus.

You may request a copy of these documents, at no cost, by writing us at the following address or calling us at the telephone number listed below:

Investor Relations
Trizec Properties, Inc.
233 South Wacker Drive, 46th Floor
Chicago, IL 60606
(312) 798-6000

You should rely only on the information provided or incorporated by reference in this prospectus or in any applicable supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus and any applicable supplement is accurate as of any date other than the date on the front cover of the document.

USE OF PROCEEDS

We will receive proceeds from the sale of common stock that the Administrator purchases directly from us. We will not receive proceeds from the sale of common stock that the Administrator purchases in the open market. We intend to use the proceeds of the sale of any newly issued or treasury shares of common stock issued under the Plan for general corporate purposes. Since the price of the shares of common stock offered under the Plan is based on future market prices, we are unable to make an advance determination of the price at which shares of common stock will be sold to Plan participants or the proceeds of such sale.

PLAN OF DISTRIBUTION

Except to the extent the Administrator purchases common stock in the open market, we will sell directly to you through the Administrator the shares of common stock acquired under the Plan. The shares of common stock, including shares acquired pursuant to Requests for Waivers, may be resold in market transactions on any national securities exchange on which shares of common stock trade or in privately negotiated transactions. The common stock currently is listed on the New York Stock Exchange.

Pursuant to the Plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to Requests for Waiver on behalf of participants that may be engaged in the securities business. Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant under the Plan, nor will we enter into any agreement with any such person regarding such person’s purchase of such shares or any resale of distribution thereof. Under some circumstances, we may, however, approve requests for optional cash investments by such person in excess of the allowable maximum limitations. If such requests are submitted for any investment date for an aggregate amount in excess of the amount we are willing to accept, we may honor such requests in order of receipt, pro-rata or by any other method which we determine to be appropriate.

Subject to the availability of shares of common stock registered for issuance under the Plan, there is no total maximum number of shares of common stock that can be issued pursuant to the reinvestment of dividends and optional cash investments. In connection with any reinvestment of dividends or optional cash investments in which the Administrator purchases shares of common stock in the open market, you pay your pro rata share of any trading fees. You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

LEGAL MATTERS

Hogan & Hartson L.L.P. will issue an opinion regarding certain legal matters in connection with this offering, including the validity of the shares of common stock being offered pursuant to the Plan, and will pass upon certain federal income tax matters.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Appendix A

          For purposes of this prospectus, a qualifying U.S. person is a person who falls within at least one of the following categories:

(1)	a U.S. citizen;

(2)	a U.S. resident individual;

(3)	an S corporation;

(4)	a partnership or limited liability company (or other entity classified as a partnership for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons;

(5)	a corporation or business trust (or other entity classified as a corporation for United States federal income tax purposes) (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the shares, units or other ownership interests in which are owned by qualifying U.S. persons;

(6)	an estate if (a) its income is subject to U.S. tax regardless of source and (b) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

(7)	a registered investment company (as defined in Section 851 of the Internal Revenue Code of 1986, as amended) that is offered for sale only in the United States;

(8)	a trust if (a) a court within the United States is able to exercise primary jurisdiction over its administration, (b) one or more United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended) have the authority to control all substantial decisions of the trust, and (c) at least 95% of amounts distributable by it are distributable to qualifying U.S. persons;

(9)	a corporation, fund, foundation or other organization organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended;

(10)	a legal person organized under the laws of the United States or any State or the District of Columbia and that is generally exempt from tax therein and is established and maintained to provide pensions or other similar benefits in connection with employment pursuant to a plan (including, without limitation, (a) a trust described in Section 401(a) of the Internal Revenue Code of 1986, as amended, and (b) an “eligible deferred compensation plan” as defined in Section 457 of the Internal Revenue Code of 1986, as amended, in respect of which the employer is a qualifying U.S. person);

(11)	a simplified employee pension plan described in Section 408(k) of the Internal Revenue Code of 1986, as amended, an individual retirement account, an account described in Section 408(p) of the Internal Revenue Code of 1986, as amended, an annuity plan described in Section 403 of the Internal Revenue Code of 1986, as amended, and any similar plan permitted under the Internal Revenue Code of 1986, as amended, in respect of individual retirement benefits or similar benefits, provided that in each case at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

(12)	a group trust in which assets of persons described in paragraph (10) or (11) above are pooled;

(13)	a Keough plan, provided that at least 95% of all amounts payable under such plan are payable to qualifying U.S. persons;

A-1

(14)	a governmental entity consisting of any of: (a) any governing body of the United States, or of a political subdivision or local authority of the United States; (b) a person that is wholly owned, directly or indirectly, by the United States or a political subdivision or local authority of the United States provided (i) it is created or organized in or under the laws of the United States, or any State or the District of Columbia, (ii) its earnings are credited to its own account with no portion of its income inuring to the benefit of any private person, and (iii) its assets vest in the United States or a political subdivision or local authority of the United States upon dissolution; and (c) a pension trust or fund of a person described in subparagraph (a) or (b) that is created or organized in or under the laws of the United States or any State or the District of Columbia and that is constituted and operated exclusively to administer or provide pension benefits to individuals in respect of services rendered to such person in the discharge of functions of a governmental nature;

(15)	a “common trust fund” as defined in Section 584 of the Internal Revenue Code of 1986, as amended, or separate account, respectively, (a) established by a bank or insurance company, respectively, organized in the United States or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons; and

(16)	an investment club or similar entity (a) that is created or organized in or under the laws of the United States or any State or the District of Columbia and (b) at least 95% (by value) of the interests in which are owned by qualifying U.S. persons.

          As used herein, the term “United States” means the United States of America, and includes the States thereof and the District of Columbia; such term, however, does not include Puerto Rico, the Virgin Islands, Guam or any other United States possession or territory.

A-2

Appendix B

PLAN SERVICE FEES SCHEDULE

	Service Charge	Trading Fee
Enrollment fee for new investors	No charge	None

Purchase of shares with initial investment	No charge	Currently, $0.06 per share*

Subsequent purchases through optional cash payments	No charge	Currently, $0.06 per share*

Sale of shares**	$15.00 per transaction	Currently, $0.12 per share

Reinvestment of dividends	No charge	Currently, $0.06 per share*

Safekeeping of shares	No charge	None

Certificate issuance	No charge	None

Transfer of shares	No charge	None

Insufficient funds	$35.00 per item	None

Duplicate statement - prior year	$20.00	None

*	Participants will be charged their proportionate share of trading fees on each purchase transaction for purchases made in the open market.

**	The administrator will deduct the service and trading fees from the proceeds of a sale.

B-1

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.

SEC Registration Fee	$9,037
Blue Sky Fees and Expenses	2,000
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	50,000
Printing Expenses	10,000
Plan Administrator’s Fees and Expenses	20,000
Miscellaneous	3,963

Total	$100,000

Item 15. Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorneys’ fees), as well as judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are our directors, officers, employees or agents, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In addition, the General Corporation Law of the State of Delaware does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     Our certificate of incorporation and bylaws provide that we will fully indemnify our officers, directors and employees to the fullest extent possible under the General Corporation Law of the State of Delaware as described above.

Item 16. Exhibits

     The Exhibit Index filed herewith and appearing immediately before the exhibits hereto is incorporated by reference.

Item 17. Undertakings

(a)     The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement related to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 4, 2004.

TRIZEC PROPERTIES, INC. a Delaware Corporation

By:	/s/ Timothy H. Callahan

Timothy H. Callahan
President, Chief Executive Officer and Director

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy H. Callahan and Michael C. Colleran, and each of them, his or her true and lawful attorneys-in-fact, each with full power of substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Timothy H. Callahan Timothy H. Callahan	President, Chief Executive Officer and Director (principal executive officer)	May 4, 2004

/s/ Michael C. Colleran Michael C. Colleran	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 4, 2004

/s/ Peter Munk	Chairman of the Board of Directors	May 4, 2004
Peter Munk

/s/ L. Jay Cross	Director	May 4, 2004
L. Jay Cross

Signature	Title	Date
/s/ Brian Mulroney	Director	May 4, 2004
Brian Mulroney

/s/ James J. O’Connor	Director	May 4, 2004
James J. O’Connor

/s/ Glenn Rufrano	Director	May 4, 2004
Glenn Rufrano

/s/ Richard Thomson	Director	May 4, 2004
Richard Thomson

/s/ Polyvios Vintiadis	Director	May 4, 2004
Polyvios Vintiadis

/s/ Stephen Volk	Director	May 4, 2004
Stephen Volk

/s/ Casey Wold Casey Wold	Executive Vice President, Chief Operating Officer, Chief Investment Officer and Director	May 4, 2004

EXHIBIT INDEX

Exhibit Number	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on February 11, 2002 (incorporated herein by reference to Exhibit 3.1 to Trizec Properties, Inc.’s Registration Statement on Form 10, File No. 001-16765)

3.2	Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Trizec Properties, Inc., filed on April 29, 2002 (incorporated herein by reference to Exhibit 4.4 to Trizec Properties, Inc.’s Registration Statement on Form S-8, File No. 333-87548)

3.3	Amended and Restated Bylaws of Trizec Properties, Inc. (incorporated herein by reference to Exhibit 3.3 to Trizec Properties, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002)

4.1	Form of Common Stock Certificate (incorporated herein by reference to exhibit 4.1 to Trizec Properties, Inc.’s Registration Statement on Form 10, File No. 001-16765)

5.1	Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

8.1	Opinion of Hogan & Hartson L.L.P. regarding certain tax matters

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 8.1)

24.1	Powers of Attorney (included on signature page)